Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Advanced Series Trust:

We consent to the use of our reports dated February 12, 2020 and February 24, 2020, with respect to the financial statements and financial highlights of AST Large-Cap Core Portfolio (formerly AST QMA Large-Cap Portfolio) and AST AQR Large-Cap Portfolio, respectively, two of the portfolios comprising Advanced Series Trust, as of December 31, 2019, and for the respective years or periods presented therein, each incorporated by reference herein. We also consent to the references to our firm under the heading “Financial Highlights” in the prospectus/proxy statement.

New York, New York

April 30, 2020